EXHIBIT 2.2

                             Resignation of Director

I, Deanna Olson, resign as Director of Roberts & Levin, Inc. there being no disagreements or conflicts with the company.

Dated: this 28th day of June, 2004


/s/Deanna Olson
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   Deanna Olson